Exhibit 99.1

For Release

May 4, 2004

1:00 p.m. PDT

Contacts:
Ronald W. Rudolph	Deirdre Skolfield, CFA
EVP, Finance and Chief Financial Officer	Director, Investor Relations
On Assignment, Inc.	On Assignment, Inc.
(818) 878-7900	dskolfield@onassignment.com

On Assignment, Inc. Reports 2004 First Quarter Results

Calabasas, CA, May 4, 2004 – On Assignment, Inc. (Nasdaq: ASGN), a leading provider of specialty temporary staff for science and healthcare, today reported revenues for the three months ended March 31, 2004 of $46.4 million, and a net loss for the first quarter of $1.5 million or $0.06 per diluted share.

First Quarter Financial Highlights

•                  Revenue of $46,426,000 represents a 1% sequential decline in a seasonally  lower first quarter versus the fourth quarter of 2003, and a 20% decline versus the first quarter of 2003.  The seasonal sequential decline is the smallest since the first quarter of 2000.

•                  Gross margin for the quarter of 25.4% represents a nearly 100 basis point sequential improvement and a 133 basis point decline year over year.  The year over year decline is primarily due to a change in business mix with Nurse Travel representing a larger proportion of the overall business.

•                  Net loss of $0.06 per share represents a $0.02 per share sequential improvement and a $0.04 per share loss increase year over year.

Dr. Joe Peterson, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased to see a firming of demand in our end markets, particularly in Nurse Travel, which came in above plan with $20.7 million in revenues. This represents a 15% sequential increase in Nurse Travel revenues versus the fourth quarter of 2003. We continued to see stabilization in Lab Support, which came in slightly above plan with $19.6 million in revenues. While we continue to face challenges in the Medical Financial and Allied business, which represented $6.1 million in revenues this quarter, we are encouraged by initial progress being made under our revitalization plan.”

Peter Dameris, Executive Vice President and Chief Operating Officer commented, “During the first quarter we focused heavily on setting consistent and clear operating objectives, stabilizing our revenues and strengthening our management team and field sales force.  As of May 2, 2004, we have added 46 experienced and proven sales and operations managers with strong scientific/healthcare staffing experience. We are on track to hire 31 additional staffing consultants  which will allow us to achieve 100% of our hiring under the base and revitalization plan. Internally,  we are tracking productivity today in several ways including gross profit generated per staffing consultant.   In the second half of the year we will provide a more sophisticated set of productivity indices that include consideration of the variable occupation mix and field responsibilities, just two of the reasons why headcount is no longer the most appropriate measurement of productivity.  By providing meaningful staffing consultant productivity metrics, our shareholders will be able to track our progress in generating meaningful year over year revenue growth while our management team focuses on positive EBITDA and cash generation during 2004 and beyond. Revenue growth will enhance our SG&A absorption and enable profitability going forward.”

For the quarter ended March 31, 2004 revenues were $46,426,000 compared with $57,825,000 in the first quarter of 2003.  Lab Support segment revenues for the quarter ended March 31, 2004 were $19,610,000 compared to $24,514,000 in the first quarter of 2003.  Nurse Travel revenues for the quarter ended March 31, 2004 were $20,737,000 compared to $21,977,000 in the first quarter of 2003.  Medical Financial and Allied business revenues for the quarter ended March 31, 2004 were $6,079,000 compared to $11,334,000 in the first quarter of 2003.  The net loss for the quarter was $1,503,000, or $0.06 per share compared with a net loss of $452,000, or $0.02 per share in the first quarter of 2003.

Stated Ron Rudolph, On Assignment’s Executive Vice President and Chief Financial Officer, “Our gross margins in the Lab Support segment  and in the Medical Financial and Allied  business were 29.8% and 27.0% respectively. In spite of a higher percentage of Nurse Travel business with approximately 20.9% gross margin, our overall gross margins rose sequentially to 25.4%.  Our target for 2004 of $55-$60 million in gross profits for the full year 2004 and revenues of $210-220 million remains unchanged. We still believe we will achieve our previous guidance of positive EBITDA for the full year, and as stated previously, due to the timing of resource investments associated with our revitalization plan and the current performance of our Medical Financial and Allied business, we do not yet expect to generate positive net income for the full 2004 year.”

On Assignment will hold its quarterly conference call to discuss its 2004 first quarter financial results today, Tuesday, May 4, 2004, at 2:00 p.m. PST.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call will be available beginning at 5:00 p.m. PST on May 4, 2004 and will run through Thursday, May 13, 2004.  The access number for the replay is (800) 642-1687 or (706) 645-9291 and the access code is 6040383.

This call is being webcast by CCBN and can be accessed at On Assignment’s web site at www.onassignment.com

About On Assignment

On Assignment is a leading international science and healthcare temporary staffing company providing services in laboratory support, nursing, allied healthcare and medical-financial staffing.  The corporate headquarters and the Lab Support and Medical Financial and Allied businesses are located in Calabasas, California.  The Nurse Travel business  operates out of centralized operations in Cincinnati, Ohio.

On Assignment was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses 55 branch offices across the United States, the United Kingdom, The Netherlands and Belgium.  On Assignment, Inc. common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

Reasons for Presentation of Non-GAAP Financial Measures

The Supplemental Financial Information accompanying this release includes non-GAAP financial measures.   Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA  (earnings before interest, taxes, depreciation and amortization), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  All statements, other than those setting forth strictly historical information, are forward looking statements, including but not limited to statements regarding projected revenues, profit and other financial results for 2004.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially. Factors that could cause or contribute to such differences include actual demand for our services, the timing of expenses associated with our revitalization strategy and the timing of any benefits resulting there from, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 15, 2004.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands of dollars, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended
	Mar. 31, 2004	Dec. 31, 2003	Mar. 31, 2003

Total Revenues	$46,426	$47,082	$57,825
Cost of Services	34,613	35,560	42,345
Gross Profit	11,813	11,522	15,480
Selling, General and Administrative Expenses	14,349	14,666	16,343
Operating Income (Loss)	(2,536)	(3,144)	(863)
Interest Income	92	102	121
Pretax Income (Loss)	(2,444)	(3,042)	(742)
Income Tax Expense (Benefit)	(941)	(1,022)	(290)
Net Income (Loss)	$(1,503)	$(2,020)	$(452)

Diluted Earnings (Loss) Per Share	$(0.06)	$(0.08)	$(0.02)
Weighted Average Shares Outstanding	25,208	25,191	26,078

(Unaudited)

(In thousands of dollars, except per share amounts)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended
	Mar. 31, 2004	Dec. 31, 2003	Mar. 31, 2003

Revenues:
Lab Segment	$19,610	$21,497	$24,514

Nurse Travel	20,737	18,073	21,977
Medical Financial and Allied	6,079	7,512	11,334
Healthcare Segment	26,816	25,585	33,311
Total	$46,426	$47,082	$57,825

Gross Profit:
Lab Segment	$5,843	$6,578	$7,909

Nurse Travel	4,326	2,962	4,003
Medical Financial and Allied	1,644	1,982	3,568
Healthcare Segment	5,970	4,944	7,571
Total	$11,813	$11,522	$15,480

Selected Cash Flow Information:
Cash from Operations	$853	$(161)	$(2,038)
Capital Expenditures	1,409	1,167	1,619
Open Market Repurchase of Common Stock (shares)	—	—	920,300

EBITDA:
Operating Income (Loss)	$(2,536)	$(3,144)	$(863)
Amortization of Intangibles	819	866	1,151
Depreciation	845	787	648
EBITDA	$(872)	$(1,491)	$936

(Unaudited)

(In thousands of dollars, except per share amounts)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	Mar. 31, 2004	Dec. 31, 2003	Mar. 31, 2003
Cash and Cash Equivalents	$34,608	$35,134	$29,488
Accounts Receivable net	24,391	25,416	35,009
Working Capital	52,351	53,258	52,734
Total Assets	131,187	131,981	216,959
Current Liabilities	15,105	14,646	17,859
Long-term Liabilities	1,561	1,450	2,008
Stockholders Equity	114,521	115,885	197,092

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